Exhibit 10.3

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of August 10, 2004 by and among Kite Realty Group Trust, a Maryland real estate investment trust (the “REIT”), KRG Construction, LLC, an Indiana limited liability company (the “Limited Liability Company”) and Kite Construction, Inc. (the “Acquired Company”).

WHEREAS, the REIT, the Limited Liability Company and the Acquired Company have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 5, 2004, pursuant to which, among other things, the Acquired Company will merge with and into the Limited Liability Company, with the Limited Liability Company surviving such merger in accordance with the terms of the Merger Agreement (the “Merger”);

WHEREAS, the REIT, the Limited Liability Company and the Acquired Company desire to amend the Merger Agreement as provided below to eliminate the provision purporting to change the name of the Limited Liability Company following the Merger;

WHEREAS, the Board of Directors of the Acquired Company has approved and adopted the Merger Agreement, as amended by this Amendment (the “Amended Merger Agreement”) by unanimous written consent, proposed and recommended that the shareholders of the Acquired Company approve and adopt the Amended Merger Agreement and submitted the Amended Merger Agreement for approval and adoption by the shareholders of the Acquired Company;

WHEREAS, the shareholders of the Acquired Company have approved and adopted the Amended Merger Agreement by unanimous written consent in accordance with the applicable provisions of the Indiana Business Corporation Law and the articles of incorporation and the bylaws of the Acquired Company; and

WHEREAS, the REIT, as sole member of the Limited Liability Company has approved and adopted the Amended Merger Agreement in accordance with the applicable provisions of the Indiana Business Flexibility Act and the operating agreement of the Limited Liability Company.

NOW THEREFORE, for good and valuable consideration and in consideration of the foregoing, the REIT, the Limited Liability Company and the Acquired Company agree as follows:

1.                                       The Merger Agreement is hereby amended by deleting from the end of the last sentence of Section 1.1 the following phrase:

“, and its name shall be changed to “Kite Construction, LLC”

2.             Except as expressly provided in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect.

3.                                       This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Indiana.

4.                                       This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Amendment, or has caused this Agreement to be executed and delivered on its behalf, as of the date first set forth above.

KITE REALTY GROUP TRUST

By:	/s/ DANIEL R. SINK
Name:	Daniel R. Sink
Title:	Chief Financial Officer

KRG CONSTRUCTION, LLC

By:	/s/ JOHN KITE
Name:	John Kite
Title:	President and CEO, Kite Realty Group Trust, its Sole Member

KITE CONSTRUCTION, INC.

By:	/s/ DANIEL R. SINK
Name:	Daniel R. Sink
Title:	Chief Financial Officer